EXHIBIT 99.OIR

                               EXHIBIT 1.A.(5)(f)

                               Other Insured Rider

                        AUSA LIFE INSURANCE COMPANY, INC.
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                               OTHER INSURED RIDER

================================================================================

IN THIS RIDER, the Primary Insured is named on Page 4 of the Policy. The Primary Insured will be referred to as YOU or YOUR. Ausa Life Insurance Company, Inc. will be referred to as WE, OUR or US.

================================================================================

BENEFIT We will pay the Face Amount of this Rider as shown on Page 4 of the Policy to the Primary Insured when We receive due proof that Your death occurred while this Rider was In Force.

CONSIDERATION                    This Rider is issued in consideration of:

                                 1.   the application for this Rider; and
                                 2.   the payment of the Initial Premium.


INCONTESTABILITY                 This Rider shall be incontestable after it has
                                 been In Force while You are still alive, for two years after the effective date of this Rider.

SUICIDE If You die by suicide, within two years after the effective date of this Rider, Our liability for this Rider shall be limited to an amount equal to the total monthly deductions for this Rider.

ISSUE AGE AND SEX If Your date of birth or sex is not correctly stated, We will adjust the death benefit to the amount payable had Your date of birth and sex been correctly stated.

CONVERSION PRIVILEGE             On any Monthiversary while this Rider is In
                                 Force, the Owner may exchange this Rider without evidence of insurability for a new policy on Your life. Such new policy will be issued upon written request subject to the following:

                                 1. the Rider has not reached the Anniversary
                                    nearest Your 70th birthday; and
                                 2. the new policy is on any permanent plan of
                                    insurance then offered by Us; and
                                 3. the amount of insurance upon conversion will
                                    equal the Face Amount then In Force under this Rider; and
                                 4. the payment of the Premium based on Your
                                    rate class under this Rider.

                                 The Incontestability and Suicide provisions of the new policy shall be measured from the date of issue of this Rider.

CASH VALUE                       This Rider has no Cash Value. However, this
                                 Rider does impact the Cash Value of the Policy to which it is attached.


TERMINATION                      This Rider will terminate on the earliest of:

                                 1. the Maturity Date of the Policy;
                                 2. the Anniversary nearest Your 79th birthday;
                                 3. the date this Policy terminates for any
                                    reason except for death of the Primary
                                    Insured;
                                 4. 31 days after the death of the Primary
                                    Insured;
                                 5. the date of conversion of this Rider;
                                 6. the Monthiversary on which this Rider is
                                    terminated on written request by the Owner.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

                                 The monthly deduction for this Rider, for each of the first 12 policy months, is shown on Page 4 of the Policy. Monthly deductions after the first policy year will be calculated consistent with the Monthly Cost of Insurance and Monthly Cost of Insurance Rates provisions of the Policy to which this Rider is attached.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.




                        AUSA LIFE INSURANCE COMPANY, INC.


                              /s/ CRAIG D. VERMIE
                                    Secretary